Exhibit 99.1

Wolfspeed Announces $750M in Proposed Funding from U.S. CHIPS Act and Additional $750M From Investment Group Led By Apollo, Galvanizing Global Leadership in Delivering Next-Generation Silicon Carbide Technology

Highlights:

•	U.S. Department of Commerce proposes $750 Million in CHIPS and Science Act funding to support Wolfspeed’s North Carolina expansion and catalyze New York expansion

•	Company secures an additional $750 Million in financing from investment group led by Apollo, The Baupost Group, Fidelity Management & Research Company and the Capital Group

•	Company also expects to receive approximately $1 Billion in Section 48D cash tax refunds from IRS over the next several years

•	A total of $2.5 Billion in expected capital will help ensure a clear path to profitability while maintaining critical investments in next-generation technology to support production of silicon carbide

Durham, N.C., October 15, 2024 – Today, the U.S. Department of Commerce and Wolfspeed (NYSE: WOLF) announced they have signed a non-binding preliminary memorandum of terms (PMT) for up to $750 million in proposed direct funding under the CHIPS and Science Act. In addition, a consortium of investment funds led by Apollo, The Baupost Group, Fidelity Management & Research Company and

Capital Group have agreed to provide Wolfspeed an additional $750 million of new financing. Together these investments support Wolfspeed’s long-term growth plans and bolster domestic production of silicon carbide to power clean energy systems underpinning electric vehicles (EVs), artificial intelligence (AI) data centers, battery storage and more. In addition, Wolfspeed expects to receive $1 billion of cash tax refunds from the advanced manufacturing tax credit under the CHIPS and Science Act (section 48D), giving the company, in total, access to up to $2.5 billion of expected capital to support the expansion of silicon carbide manufacturing in the United States.

Wolfspeed is the world’s largest producer of silicon carbide technology, pioneering the technology more than 35 years ago on the campus of North Carolina State University. Since that time, Wolfspeed has become the global leader in silicon carbide technology, one of the fastest growing components of the broader semiconductor industry.

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Silicon carbide is a superior alternative to silicon for high power applications – such as EV powertrains, e-mobility, renewable energy systems, battery energy storage systems, and AI and cryptocurrency data centers – that unlocks improved performance and lower system costs.

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Notably, the importance of bolstering the domestic production of silicon carbide has been recognized across multiple federal agencies; the Department of Energy denoted it as one of 17 “critical materials” with a high risk of supply disruption that are integral to clean energy technologies, while the Department of Commerce recognizes silicon carbide semiconductors as important to national security.

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As the U.S. and the world pursue more efficient and environmentally friendly solutions to meet the world’s ever-increasing need for high-voltage energy products, it is crucial that the U.S. continue to make strategic investments to cement its technological leadership position, while continuing to spur American innovation in critical technologies.

Wolfspeed CEO, Gregg Lowe, said, “To reach this milestone under the U.S. CHIPS and Science Act is an incredible achievement in Wolfspeed’s long-term growth strategy, and we believe today’s announcement is a testament to the market-leading quality of Wolfspeed products and significance of Wolfspeed to broader U.S. economic and national security interests. This support galvanizes our ability to expand domestic manufacturing, accelerate innovation in next-generation semiconductor technology, and meet the increasing global demand for silicon carbide. As a key player in the semiconductor industry, this proposed investment will enable us to solidify our leadership position with a first-of-its-kind 200mm silicon carbide manufacturing footprint in upstate New York and central North Carolina, while contributing to the resilience and competitiveness of the U.S. supply chain. It’s not just about growth for Wolfspeed—it’s about driving technological advancement that powers the future.

“Silicon carbide is already enabling superior energy efficiency across mission-critical industries of the future like electric vehicles, e-mobility, solar and wind energy, industrial power applications, and AI data centers. While EVs have been the driver of silicon carbide adoption thus far, we believe the use cases for our technology are expansive and will only continue to grow as more and more industries find themselves needing to solve for the same power loss, system size, and system cost challenges as automakers,” concluded Lowe.

“Artificial intelligence, electric vehicles, and clean energy are all technologies that will define the 21st century, and thanks to proposed investments in companies like Wolfspeed, the Biden-Harris Administration is taking a meaningful step towards reigniting U.S. manufacturing of the chips that underpin these important technologies,” said U.S. Secretary of Commerce Gina Raimondo. “Because of the Biden-Harris Administration’s CHIPS and Science Act, the United States is building and fortifying our semiconductor manufacturing capabilities to serve our economic and national security interests while creating jobs and economic opportunities for communities across the country.”

“Wolfspeed is leading the pack in bringing semiconductor manufacturing back to America. This major multibillion dollar investment powered by my CHIPS & Science Law will accelerate the ongoing expansion in the Mohawk Valley, helping speed up hiring of hundreds of new good-paying jobs that Wolfspeed is creating in the Mohawk Valley and providing long term work for the Marcy fab to succeed well into the future, further establishing Upstate NY as a global hub for chip manufacturing,” said Senator Chuck Schumer. “From electric vehicles to artificial intelligence, this critical technology relies on the silicon carbide chips that Wolfspeed will manufacture and perfect in the Mohawk Valley. Today’s massive investment will make America’s economy and our national security stronger as Wolfspeed helps us write the next chapter of America’s resurgence as the leader in the semiconductor industry, with the Mohawk Valley as the beating heart.”

“Wolfspeed is a homegrown semiconductor innovator and manufacturer creating great jobs in North Carolina, and it’s important they received this major grant under the CHIPS and Science Act,” said North Carolina Governor Roy Cooper. “Thanks to this landmark legislation from the Biden-Harris Administration and our great workforce, we will continue to see good paying jobs coming to North Carolina.”

“This $750 million federal investment is a testament to Wolfspeed’s unique leadership in silicon carbide semiconductor manufacturing, and I applaud Wolfspeed’s continued commitment to North Carolina,” said Senator Thom Tillis. “I was proud to vote for the CHIPS and Science Act to provide the funding for this investment in North Carolina and to support our economic and national security.”

“North Carolina continues to be a leader in cutting-edge manufacturing that is vital to our country’s national and economic security,” said Senator Ted Budd. “This new Wolfspeed site in Siler City will bring good-paying jobs to the area and is an important first step in making sure America has secure supply chains for critical semi-conductors.”

“We are pleased to expand our investment in Wolfspeed by providing additional capital in support of the company’s build out of its leading silicon carbide capabilities,” said Apollo Partner Joseph Jackson. “We believe Wolfspeed is at the forefront of a critical transformation in sustainable transportation and ensuring that the company has durable capital access to complete its expansion plans will help solidify its leadership in this space. Along with our lending consortium, which includes multiple funds that also own substantial equity stakes in the company, we believe this strategic investment will drive significant long-term value while advancing key tenets of the CHIPS and Science Act.”

These proposed funds, which are expected to be received upon milestone achievements in the coming years, would enable Wolfspeed to complete its multi-billion-dollar greenfield U.S. capacity expansion plan, which consists of the largest and most advanced 200mm silicon carbide footprint in the world. In addition to the proposed direct funding, Wolfspeed intends to benefit from the U.S. Treasury Department Investment Tax Credit of up to 25% of the qualified capital expenditures primarily related to its construction and installation of equipment at The John Palmour Manufacturing Center for Silicon Carbide in Siler City, NC and completion of the Mohawk Valley Fab M-Line West Expansion in Utica, NY.

This multi-billion-dollar investment will bolster Wolfspeed’s balance sheet and will help to fuel significant growth through cash generation and accelerate its long-term profitability goals.

Summary of the PMT

The PMT outlines key terms for a CHIPS incentive award, including the proposed amount and form of the award, and provides that the disbursement of funds will be conditioned upon the achievement of certain operational and construction milestones and other requirements.

The PMT includes an obligation for Wolfspeed to raise an aggregate of $750 million in debt financing over three tranches through the issuance of senior notes under an amended and restated indenture. Wolfspeed and its lenders, led by Apollo funds, have reached an agreement for this additional financing, including $250 million to be available within 10 business days, and have agreed to certain intercreditor terms with the CHIPS Program Office as described in the PMT.

Together, the PMT and the agreement with lenders also requires:

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Wolfspeed to undertake further actions with respect to its capital structure, including (a) restructuring or refinancing its outstanding 2026, 2028 and 2029 convertible notes at specified intervals prior to their respective maturity dates, (b) deferring a total of $120 million in cash interest payments due prior to June 30, 2025 under an unsecured customer refundable deposit agreement, and (c) raising up to $300 million of additional capital from non-debt sources over the next 12 months.

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In addition, Wolfspeed has agreed with its lenders to certain revisions in the terms of the senior notes, including revisions to the interest rate applicable to the senior notes, as described in the Form 8-K filed today with Securities and Exchange Commission (SEC).

The PMT provides that the award is subject to due diligence and the negotiation and signing of a definitive direct funding agreement with the Department of Commerce and the negotiation and signing of an intercreditor agreement between the Department of Commerce and the Company’s lenders, which may contain different or additional conditions not contained in the PMT. Additional terms of the PMT were not disclosed.

Wolfspeed Webcast

Wolfspeed will host a webcast call at 8:00 a.m. Eastern time today to review the highlights from today’s announcements. The webcast will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Wolfspeed’s website at investor.wolfspeed.com/events.cfm.

About Wolfspeed

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies that power the world’s most disruptive innovations. As the pioneers of silicon carbide, and creators of the most advanced semiconductor technology on earth, we are committed to powering a better world for everyone. Through silicon carbide material, Power Modules, Discrete Power Devices and Power Die Products targeted for various applications, we will bring you The Power to Make It Real.TM Learn more at www.wolfspeed.com.

X (formerly Twitter): @Wolfspeed

LinkedIn: @Wolfspeed

Wolfspeed® is a registered trademark and The Power to Make It Real™ is a trademark of Wolfspeed, Inc.

Forward Looking Statements:

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as with respect to the expected benefits Wolfspeed expects to receive under the CHIPS and Science Act, including the amount of direct funding and tax credits; Wolfspeed’s ability to take certain actions with respect to its capital and debt structure, including restructuring outstanding convertible notes and raising additional capital from non-debt sources; Wolfspeed’s ability to issue the full amount of senior notes under its agreement with its lenders; the adequacy of Wolfspeed’s liquidity to satisfy its capital and expansion plans and debt servicing needs; and Wolfspeed’s ability to achieve its cost savings and profitability goals. Actual results could differ materially due to a number of factors, including but not limited to, due diligence by the Department of Commerce; negotiation, completion and execution of the final award documents and intercreditor agreement with the Department of Commerce; potential variation between the terms of the PMT and the final award documents, including, but not limited to, the amount of funding and the conditions and milestones required; Wolfspeed’s ability to meet the milestones required to receive disbursements; Wolfspeed’s ability to satisfy requirements of the final award documents with respect to its capital and debt structure on favorable terms and on a timely basis, if at all; Wolfspeed’s ability to satisfy other conditions under the final award documents; availability of government funding at the time conditions to disbursement are satisfied; Wolfspeed’s ability to satisfy the conditions necessary to access funds under the agreement with its lenders; Wolfspeed’s ability to execute its capital and operating plans, including, among other things, lowering capital expenditures, reducing expenses and improving profitability; risks associated with Wolfspeed’s expansion plans, including design and construction delays, cost overruns, issues in installing and qualifying new equipment and ramping production, poor production process yields and quality control, and potential increases to Wolfspeed’s restructuring costs; the risk that Wolfspeed may experience production difficulties that preclude it from shipping sufficient quantities to meet customer orders or that result in higher production costs, lower yields and lower margins; Wolfspeed’s ability to lower costs; the risk that Wolfspeed’s results will suffer if it is unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor’s products instead; the risk that the markets for Wolfspeed’s products will not develop as it expects, including the adoption of Wolfspeed’s products by electric vehicle manufacturers and the overall adoption of electric vehicles, as well as the adoption of silicon carbide solutions in other energy efficient industries; and other factors discussed in Wolfspeed’s filings with the SEC, including its report on Form 10-K for the year ended June 30, 2024, and subsequent filings. For additional product and company information, please refer to www.wolfspeed.com.

Media Relations:

Bridget Johnson

Head of Corporate Marketing and Communications

847-269-2970

media@wolfspeed.com

Investor Relations:

Tyler Gronbach

VP, External Affairs

919-407-4820

investorrelations@wolfspeed.com